Exhibit 4

AMENDMENT NO. 1 dated as of April 27, 2006 (the “Amendment”), to the Series 2000 Supplement dated as of September 26, 2000 (the “Series 2000 Supplement”), to the Amended and Restated Pooling and Servicing Agreement dated as of October 5, 2001 (as amended through the date hereof, the “Agreement”), among CITIBANK (SOUTH DAKOTA), NATIONAL ASSOCIATION, a national banking association, as Seller and Servicer (“Citibank (South Dakota)”), CITIBANK (NEVADA), NATIONAL ASSOCIATION, a national banking association, as Seller (“Citibank (Nevada)” and together with Citibank (South Dakota), the “Banks”), and DEUTSCHE BANK TRUST COMPANY AMERICAS, as trustee (the “Trustee”).

The parties hereto hereby agree as follows:

1.   Defined Terms. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Series 2000 Supplement.

2.   Amendment to Section 2.01. The following defined term is hereby added to Section 2.01 of the Series 2000 Supplement in proper alphabetical order:

  “Regulation AB” shall mean Regulation AB adopted by the Securities and Exchange Commission (17 CFR §229.1100 et seq.).

3.   Amendment to Article VI. Article VI of the Series 2000 Supplement is hereby amended by adding a new Section 6.04 and a new Section 6.05 as follows:

“SECTION 6.04. Annual Servicer’s Officer’s Certificates. (a) Servicer Compliance Statement. Within the earlier of 90 days after the end of each fiscal year or such date as required by Regulation AB, beginning with the fiscal year ending December 31, 2006, the Servicer will deliver to the Trustee, the Sellers, the Series 2000 Certificate Representative and each Rating

                        Agency, the statement of compliance required under Item 1123 of Regulation AB with respect to such fiscal year, which statement shall be in the form of an Officer’s Certificate of the Servicer to the effect that (i) a review of the Servicer’s activities during such fiscal year and of its performance under the Agreement has been made under the supervision of the officer signing such Officer’s Certificate and (ii) to the best of such officer’s knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Agreement in all material respects throughout such fiscal year, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status thereof.

(b) Report of Assessment of Compliance with Servicing Criteria. Within the earlier of 90 days after the end of each fiscal year or such date as required by Regulation AB, beginning with the fiscal year ending December 31, 2006, the Servicer will deliver to the Trustee, the Sellers, the Series 2000 Certificate Representative and each Rating Agency, a report on an assessment of compliance with the servicing criteria required under Item 1122 of Regulation AB with respect to such fiscal year, which report will be in the form of an Officer’s Certificate of the Servicer to the effect that (i) the Servicer is responsible for assessing compliance with the servicing criteria applicable to it; (ii) the Servicer has used the criteria in paragraph (d) of Item 1122 of Regulation AB to assess compliance with the applicable servicing criteria; (iii) the Servicer has assessed compliance with the applicable servicing criteria as of and for the period ending the end of such fiscal year and has disclosed any material instance of noncompliance identified by the Servicer; and (iv) a registered public accounting firm has issued an attestation report on the Servicer’s assessment of compliance with the applicable servicing criteria as of and for the period ending the end of such fiscal year.

SECTION 6.05. Annual Attestation Report of Public Accounting Firm. Within the earlier of 90 days after the end of each fiscal year or such date as required by Regulation AB, beginning with the fiscal year ending December 31, 2006, the Servicer shall cause a registered public accounting firm (who may also render other services to the Servicer or the Sellers) to furnish to the Trustee, the Sellers, the Series 2000 Certificate Representative, the Servicer and each Rating Agency an attestation report on the Servicer’s assessment of compliance with the applicable servicing criteria as of and for the period ending the end of such fiscal year delivered by such accountants pursuant to Rule 13a-18 or Rule 15d-18 under the Securities Exchange Act of 1934 and Item 1122 of Regulation AB.”

4.   Conditions to Effectiveness. It shall be a condition to the effectiveness of this Amendment that, on or prior to the date hereof, (a) the Banks shall have delivered to the Trustee an Opinion of Counsel, substantially in the form of Exhibit H-1 to the Agreement to the effect that (i) the Amendment has been entered into in accordance with the terms and provisions of Section 13.01 of the Agreement and will not adversely affect in any material respect the interests of any Investor Certificateholder and (ii) the Amendment has been duly authorized, executed and delivered by the Banks and is enforceable against each of them in accordance with its terms, and (b) the Rating Agency Condition shall have been satisfied.

5.   Governing Law. This Amendment shall be construed in accordance with the laws of the State of New York, without reference to its conflict of law provisions, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

6.   Counterparts. This Amendment may be executed in two or more counterparts (and by different parties on separate counterparts), each of which shall be an original, but all of which together shall constitute one and the same instrument.

7.   Effect on Series 2000 Supplement. Except as expressly amended hereby, the Series 2000 Supplement shall continue in full force and effect in accordance with the provisions thereof as in existence on the date hereof. After the date hereof, any reference to the Series 2000 Supplement shall mean the Series 2000 Supplement as amended by this Amendment. The Trustee makes no representation as to the validity or sufficiency of this Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective officers as of the date first above written.

CITIBANK (SOUTH DAKOTA),  NATIONAL ASSOCIATION,
Seller and Servicer,

By: /s/ Douglas C. Morrison
Douglas C. Morrison
                           Vice President

CITIBANK (NEVADA), NATIONAL ASSOCIATION, Seller,

By: /s/ Robert D. Clark
Robert D. Clark
Vice President

DEUTSCHE BANK TRUST COMPANY
AMERICAS, as Trustee,

By: /s/ Eva Aryeetey
Eva Aryeetey
Assistant Vice President

By: /s/ William Schwerdtman
William Schwerdtman
Associate